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                                                       N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen International Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $994,102 $0.24            5,428,434         $11.54


     Class B      $142,709 $0.20            839,954  $11.55


     Class C      $442,161 $0.20            2,907,327         $11.52


     Class I      $12,887,065       $0.26            59,264,048        $11.53


     Class IS     $214,985 $0.25            1,202,176         $11.55